UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                             (Amendment No. _1_)*

                        MERCER INSURANCE GROUP, INC.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, no par value per share

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                              587902107

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              December 31, 2005

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 587902107         13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


            JMB Capital Partners, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


            California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           458,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         458,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      458,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.98%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


            PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 587902107                13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


            Smithwood Partners, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


            California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           458,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         458,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      458,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.98%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


            OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 587902107                13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


            Jonathan Brooks
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


            California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           458,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         458,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      458,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.98%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


            IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 587902107              13G

Item 1(a).  Name of Issuer:


                  Mercer Insurance Group, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  10 North Highway 31
                  PO Box 278
                  Pennington, NJ
                  08534

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

                  This Schedule 13G is being filed by JMB Capital Partners,
            L.P., Smithwood Partners, LLC and Mr. Jonathan Brooks (collectively, the "Reporting Persons").

            JMB Capital Partners, L.P. is a California limited partnership ("JMB Capital").

            Smithwood Partners, LLC, a California limited liability company ("Smithwood"), is the general partner of JMB Capital and is a registered investment advisor under the laws of the State of California.

            Mr. Brooks is the sole member and manager of Smithwood.

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  The principal address of the Reporting Persons is 1999 Avenue of the Stars, Suite 2040, Los Angeles, CA  90067.

            ____________________________________________________________________

Item 2(c).  Citizenship:

            JMB Capital is a California limited partnership, Smithwood is a California limited liability company and Mr.Brooks is a citizen of the United States of America.

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock, without par value per share (the "Shares")
            ____________________________________________________________________

Item 2(e).  CUSIP Number: 587902107



            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: NOT APPLICABLE

CUSIP No. 587902107        13G

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

            As of December 31, 2005, the Reporting Persons owned 458,000
            Shares.
          ______________________________________________________________________

     (b)  Percent of class:

            As of December 31, 2005, the Reporting Persons owned 6.98% of the issued and outstanding shares of the Issuer.
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  JMB Capital is the holder of the 458,000 shares beneficially owned by the Reporting Persons. All voting decisions with respect to the shares are ultimately made by Jonathan Brooks, as the sole member and manager of Smithwood, which is the general partner of JMB Capital. Accordingly, Jonathan Brooks (through Smithwood and JMB Capital) has the sole, indirect power to direct the voting of the shares.


            (ii)  Shared power to vote or to direct the vote:

                  Not Applicable.


            (iii) Sole power to dispose or to direct the disposition of:

                  JMB Capital, the owner of the Shares, has the sole power to dispose or direct the disposition with respect to the 458,000 Shares owned by it. As general partner of JMB Capital, Smithwood has the sole power to dispose or direct the disposition with respect to the 458,000 Shares owned by JMB Capital by virtue of its authority to vote and dispose of such Shares. As the sole member and manager of Smithwood, Mr. Brooks has the sole power to dispose or direct the disposition with respect to the 458,000 Shares owned by JMB Capital by virtue of his authority to vote and dispose of such Shares.

CUSIP No. 587902107        13G


          (iv)  Shared power to dispose or to direct the disposition of:

            Not Applicable.


Item 5.  Ownership of Five Percent or Less of a Class.


                  Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


                  Not Applicable.
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                  Not Applicable.
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


                  Not Applicable.
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


                  Not Applicable.
          ______________________________________________________________________

Item 10. Certifications. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2006                         JMB CAPITAL PARTNERS, L.P.

                                          By:  Smithwood Partners, LLC,
                                                  General Partner


                                          By: /s/ Jonathan Brooks
                                              ---------------------------------
                                                Jonathan Brooks,
                                                Sole Member and Manager


February 14, 2006                         SMITHWOOD PARTNERS, LLC



                                          By: /s/ Jonathan Brooks
                                              ---------------------------------
                                                Jonathan Brooks,
                                                Sole Member and Manager



February 14, 2006                         /s/ Jonathan Brooks
                                          -------------------------------------
                                                Jonathan Brooks, individually

                                 EXHIBIT NO. 1

                             JOINT FILING AGREEMENT


      The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13G and any amendments thereto, whether heretofore or hereafter filed, relating to the securities of Mercer Insurance Group, Inc. and hereby affirm that this Schedule 13G is being filed on behalf of each of the undersigned.

February 14, 2006                         JMB CAPITAL PARTNERS, L.P.

                                          By:  Smithwood Partners, LLC,
                                                  General Partner


                                          By: /s/ Jonathan Brooks
                                              ---------------------------------
                                                Jonathan Brooks,
                                                Sole Member and Manager


February 14, 2006                         SMITHWOOD PARTNERS, LLC



                                          By: /s/ Jonathan Brooks
                                              ---------------------------------
                                                Jonathan Brooks,
                                                Sole Member and Manager



February 14, 2006                         /s/ Jonathan Brooks
                                          -------------------------------------
                                                Jonathan Brooks, individually